UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2010 (November 24, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2010, the Registrant’s wholly owned subsidiary Endo Pharmaceuticals Inc. (“Endo”) and Ventiv Commercial Services, LLC (“Ventiv”) (collectively, the “Parties”) entered into a Sales and Promotional Services Agreement (the “Services Agreement”), effective October 1, 2010 (“Effective Date”). On the Effective Date, the Services Agreement shall terminate the prior Sales Representative Services Agreement (the “Prior Agreement”) between the Parties, dated as of April 1, 2008 and as subsequently amended on May 8, 2009, May 10, 2010, August 10, 2010 and September 30, 2010.

Under the terms of the Services Agreement, Ventiv will provide certain sales and promotional services through a contracted field force of 228 sales representatives, 24 district managers, one project manager, and one national sales director (“Ventiv Field Force”). Endo and Ventiv agreed that the Term (as defined therein) of the Services Agreement shall continue until October 1, 2011 (the “Current Term”). Endo may extend the Current Term for an additional period, not to exceed an amount of time that has been mutually agreed upon by the Parties, specified in a written notice delivered by Endo to Ventiv prior to the expiration of the then Current Term.

Under the terms of the Services Agreement, the Ventiv Field Force will promote VOLTAREN® Gel (diclofenac sodium topical gel 1%) (“VOLTAREN®”), LIDODERM® (lidocaine patch 5%) (“LIDODERM®”), FROVA® (frovatriptan succinate tablets) (“FROVA®”), OPANA® ER (oxymorphone hydrochloride) Extended Release Tablet CII (“OPANA® ER”) and any additional products added by Endo (collectively, the “Products”) to be Detailed by the sales representatives pursuant to the Services Agreement, and the sales representatives will be required to perform face-to-face, one-on-one discussions with physicians and other health care practitioners during which a promotional message involving the Products is given for the purpose of promoting the Products, in accordance with the Services Agreement (“Details” or “Detailing”). Ventiv will seek to maintain the territories in the United States with active representatives and the amount of days in any one calendar quarter in which Ventiv sales representatives are engaged in Detailing or otherwise engaged in the required or approved activities, pursuant to the Services Agreement.

Under the terms of the Services Agreement, Endo will pay to Ventiv a one-time implementation fee. In addition, Endo will pay to Ventiv a monthly fixed fee during the Term of the Services Agreement based on a budget that has been approved by both Endo and Ventiv. Included in the fixed monthly fee are certain costs such as the Ventiv sales representative and district manager salaries, Ventiv Field Force travel, certain car and office expenses, and other expenses captured on routine expense reports, as well as a fixed management fee. In addition, pass-through expenses will be billed by Ventiv to Endo as incurred. During the Term of the Services Agreement, Ventiv will also be eligible to earn, in addition to the fixed management fee, an at-risk management fee. This at-risk management fee is payable upon the achievement of certain performance metrics that have been mutually agreed upon by the Parties.

Among other standard and customary termination rights granted under the Services Agreement, the Services Agreement can be terminated by either party upon reasonable written notice, including if either party has committed a material breach that has not been remedied within a mutually agreed upon amount of time from the giving of written notice thereof by the non-breaching Party.

Endo may terminate the Services Agreement within a mutually agreed upon amount of time, by providing written notice upon the occurrence of several events, that have been agreed upon by the Parties.

The foregoing description of the Services Agreement does not purport to be complete and is qualified in its entirety to the full text of the Services Agreement, which will be filed with the exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/S/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: December 1, 2010